HOME EQUITY ASSET TRUST 2006-8

DERIVED INFORMATION [10/25/06]

[$1,117,225,000]
Senior, Mezzanine & Subordinate Bonds Offered
(Approximate)

[$1,128,725,100]
Total Certificates Offered & Non-Offered
(Approximate)

Home Equity Pass-Through Certificates, Series 2006-8

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-135481 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any —indications of interest“ expressed by you, and any —soft circles“ generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Home Equity Asset Trust 2006-8 Credit Suisse Securities (USA) LLC

Disclaimer

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 11/01/06 cutoff date.  The final numbers will be found in the prospectus supplement.  Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Portfolio Summary

Total Number of Loans: 367

Total Outstanding Loan Balance ($): 33,806,954

Total Expected Collateral Balance ($): 1,150,000,100

Total Expected Collateral Balance - Selection ($): 33,941,402

Average Loan Current Balance ($): 92,117

Weighted Average Original LTV (%) *: 84.1

Weighted Average Coupon (%): 8.93

Arm Weighted Average Coupon (%): 8.93

Fixed Weighted Average Coupon (%): 8.93

Weighted Average Margin (%): 6.79

Weighted Average FICO (Non-Zero): 609

Weighted Average Age (Months): 3

% First Liens: 96.1

% Second Liens: 3.9

% Arms: 56.5 % Fixed: 43.5

% Interest Only: 4.8

% of Loans with Mortgage Insurance: 0.0

Current Rate (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
6.01 - 6.50	1	114,647	0.3	6.24	80.0	629
6.51 - 7.00	9	1,279,852	3.8	6.72	74.5	670
7.01 - 7.50	20	2,745,330	8.1	7.36	80.2	652
7.51 - 8.00	38	4,010,197	11.9	7.81	79.5	643
8.01 - 8.50	44	4,160,254	12.3	8.32	82.6	626
8.51 - 9.00	74	8,234,046	24.4	8.78	85.1	606
9.01 - 9.50	44	3,603,974	10.7	9.28	83.5	580
9.51 - 10.00	47	3,637,298	10.8	9.76	87.6	585
10.01 - 10.50	33	2,969,736	8.8	10.30	89.3	575
10.51 - 11.00	15	1,318,698	3.9	10.74	85.0	562
11.01 - 11.50	10	540,263	1.6	11.32	86.4	577
11.51 - 12.00	19	844,381	2.5	11.83	91.6	595
12.01 >=	13	348,279	1.0	12.27	100.0	592
Total:	367	33,806,954	100.0	8.93	84.1	609
Max: 12.63
Min: 6.24
Wgt Avg: 8.93

FICO	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
476 - 500	2	294,687	0.9	10.10	70.2	500
501 - 525	14	1,170,958	3.5	10.41	78.7	515
526 - 550	42	3,686,023	10.9	9.66	81.4	541
551 - 575	40	3,775,827	11.2	9.23	83.6	561
576 - 600	90	6,556,258	19.4	9.30	86.6	590
601 - 625	79	7,275,367	21.5	8.67	86.4	612
626 - 650	43	4,520,053	13.4	8.41	81.6	637
651 - 675	28	3,182,703	9.4	8.76	85.2	664
676 - 700	15	1,486,654	4.4	7.90	82.0	687
701 - 725	8	801,561	2.4	8.39	85.7	714
726 - 750	3	400,975	1.2	6.86	81.8	741
751 - 775	1	101,668	0.3	8.45	80.0	771
776 - 800	2	554,221	1.6	7.48	84.8	790
Total:	367	33,806,954	100.0	8.93	84.1	609
Max: 799
Min: 500 Wgt Avg: 609
Scheduled Balance	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
<= 50,000	53	1,704,354	5.0	10.59	90.9	603
50,001 - 100,000	204	15,036,063	44.5	9.14	84.2	599
100,001 - 150,000	74	8,933,729	26.4	8.56	83.6	603
150,001 - 200,000	18	2,980,388	8.8	9.11	82.8	608
200,001 - 250,000	9	2,023,787	6.0	8.54	83.8	620
250,001 - 300,000	5	1,359,460	4.0	7.31	81.6	719
300,001 - 350,000	2	608,674	1.8	8.85	84.7	596
400,001 - 450,000	1	400,500	1.2	8.69	90.0	606
750,001 - 800,000	1	760,000	2.2	8.65	80.0	670
Total:	367	33,806,954	100.0	8.93	84.1	609
Max: 760,000.01
Min: 19,895.13
Avg: 92,117.04
		1 VL'dl	%~		vYH
Original LTV (%) *	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
<= 50.0	4	332,169	1.0	9.19	39.7	574
50.1 - 55.0	1	84,911	0.3	9.24	54.8	571
55.1 - 60.0	4	242,427	0.7	8.61	57.1	585
60.1 - 65.0	4	242,539	0.7	9.49	63.4	603
65.1 - 70.0	13	1,535,605	4.5	8.45	68.6	581
70.1 - 75.0	30	2,564,552	7.6	8.09	74.0	626
75.1 - 80.0	110	11,629,869	34.4	8.52	79.8	617
80.1 - 85.0	44	4,332,218	12.8	9.16	84.4	584
85.1 - 90.0	62	6,563,807	19.4	9.05	89.6	605
90.1 - 95.0	13	1,501,110	4.4	9.10	94.5	608
95.1 - 100.0	82	4,777,747	14.1	10.06	99.9	619
Total:	367	33,806,954	100.0	8.93	84.1	609
Max: 100.0
Min: 19.8
Wgt Avg: 84.1

		Total	%		WA
Prepay Penalty in Years	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
0.00	52	5,287,214	15.6	8.63	80.5	614
1.00	1	50,830	0.2	11.88	98.2	651
2.00	72	6,413,036	19.0	9.05	84.0	605
3.00	230	21,093,762	62.4	8.94	85.4	610
5.00	12	962,113	2.8	9.34	74.8	560
Total:	367	33,806,954	100.0	8.93	84.1	609

		Total	%		WA
Documentation Type	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Full	291	26,372,606	78.0	8.80	84.2	602
Reduced	30	3,348,191	9.9	9.09	84.3	645
Stated Income / Stated Assets	46	4,086,158	12.1	9.62	83.1	622
Total:	367	33,806,954	100.0	8.93	84.1	609

		Total	%		WA
Occupancy Status	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Primary	340	31,783,960	94.0	8.91	84.0	606
Second Home	1	266,962	0.8	7.59	90.0	799
Investor	26	1,756,033	5.2	9.41	84.9	635
Total.:	367	33,806,954	100 0	8 93	84.1	609

		Total	%		WA
State	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Ohio	167	14,932,733	44.2	8.79	84.4	613
Michigan	82	6,540,644	19.3	9.44	86.3	595
North Carolina	26	3,082,833	9.1	8.33	82.8	634
Indiana	25	2,538,070	7.5	9.24	84.5	578
Tennessee	23	2,273,161	6.7	9.02	83.1	600
South Carolina	17	2,104,859	6.2	8.49	79.0	637
Mississippi	11	873,083	2.6	9.73	89.0	571
Florida	3	335,948	1.0	9.44	71.1	538
West Virginia	1	287,259	0.8	7.38	80.0	782
Pennsylvania	3	244,486	0.7	8.79	84.3	578
New York	3	206,424	0.6	8.84	83.7	612
Iowa	3	185,218	0.5	9.42	82.4	596
Alabama	1	96,381	0.3	8.88	70.0	549
Texas	1	69,899	0.2	7.65	70.0	668
Illinois	1	35,957	0.1	11.90	100.0	649
Total:	367	33,806,954	100.0	8.93	84.1	609

		Total	%		WA
Purpose	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Purchase	194	16,511,168	48.8	8.88	85.3	621
Refinance - Rate Tenn	40	4,126,609	12.2	8.91	87.4	597
Refinance - Cashout	133	13,169,177	39.0	8.99	81.5	597
Total:	367	33,806,954	100.0	8.93	84.1	609

		Total	%		WA
Product	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Arm 2/28	106	9,659,071	28.6	9.17	83.0	590
Ann 2128 - Balloon 40130	27	3,116,371	9.2	8.81	83.4	605
Ann 2128 - Balloon 45130	8	791,010	2.3	7.62	81.2	626
Arm 2/28 - Dual 40130	1	49,930	0.1	9.80	62.5	536
Arm 3/27	26	3,051,881	9.0	9.09	90.7	600
Arm 3/27 - Balloon 40/30	5	645,623	1.9	8.56	90.9	668
Ann 3127 - Balloon 45130	12	1,392,898	4.1	8.22	81.1	647
Ann 3127 - Balloon 50130	1	101,668	0.3	8.45	80.0	771
Arm 5125	1	99,582	0.3	8.90	81.1	599
Arm 5/25 - Balloon 40/30	1	63,723	0.2	9.10	85.0	590
Arm 5/25 - Balloon 45/30	1	133,398	0.4	8.00	75.0	648
Fixed Balloon 30115	8	479,875	1.4	9.36	94.6	669
Fixed Balloon 40/30	24	1,260,885	3.7	9.56	92.1	631
Fixed Balloon 45/30	16	1,591,379	4.7	8.58	85.3	616
Fixed Rate	130	11,369,660	33.6	8.88	82.4	611
Total:	367	33,806,954	100.0	8.93	84.1	609

		Total	%		WA
Property Type	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Single Family Residence	326	29,672,217	87.8	8.96	84.3	605
PUD	18	2,341,406	6.9	8.33	82.2	642
2 Family	12	1,083,235	3.2	9.35	84.5	636
Condo	9	566,176	1.7	8.90	80.5	615
3-4 Family	2	143,921	0.4	9.00	80.0	620
Total:	367	33,806,954	100.0	8.93	84.1	609
		Total	%		WA
Margin (%)	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
4.01 - 4.50	1	139,173	0.7	7.63	85.0	541
4.51 - 5.00	1	94,267	0.5	9.75	80.0	551
5.01 - 5.50	11	1,057,211	5.5	8.89	87.4	622
5.51 - 6.00	22	2,265,896	11.9	8.06	80.3	639
6.01 - 6.50	49	5,107,716	26.7	9.02	82.9	598
6.51 - 7.00	28	2,840,185	14.9	8.54	83.8	611
7.01 - 7.50	48	4,653,053	24.4	9.30	86.0	593
7.51 - 8.00	21	2,164,134	11.3	9.11	83.1	596
8.01 - 8.50	3	210,791	1.1	9.86	97.8	591
8.51 - 9.00	3	415,289	2.2	9.44	90.1	566
9.01 >=	2	157,440	0.8	10.38	100.0	612
Total:	189	19,105,155	100.0	8.93	84.2	603
Max: 9.50
Min: 4.13
Wgt Avg: 6.79
No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
Months to Rate Reset
16 - 18	16	1,222,574	6.4	8.57	82.5	602
19 - 21	82	7,709,346	40.4	8.71	81.9	603
22 - 24	44	4,684,462	24.5	9.59	84.7	581
28 - 30	2	157,757	0.8	8.71	80.0	634
31 - 33	27	3,328,835	17.4	8.79	86.3	618
34 - 36	15	1,705,479	8.9	8.76	91.9	637
37>=	3	296,703	1.6	8.54	79.2	619
Total:	189	19,105,155	100.0	8.93	84.2	603
Max: 58 Min: 17 Wgt Avg: 25

Maximum Rate (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
12.01 - 12.50	1	114,647	0.6	6.24	80.0	629
12.51 - 13.00	6	643,344	3.4	7.00	76.5	666
13.01 - 13.50	10	1,058,500	5.5	7.40	79.8	623
13.51 - 14.00	16	1,855,975	9.7	7.90	81.6	652
14.01 - 14.50	27	2,776,439	14.5	8.25	82.6	628
14.51 - 15.00	39	4,846,525	25.4	8.77	83.9	604
15.01 - 15.50	23	1,915,498	10.0	9.36	88.1	584
15.51 - 16.00	27	2,347,239	12.3	9.68	88.7	573
16.01 - 16.50	21	1,956,894	10.2	10.26	85.2	575
16.51 - 17.00	11	923,230	4.8	10.58	84.8	566
17.01 - 17.50	7	609,971	3.2	10.46	85.4	567
18.01 >=	1	56,892	0.3	11.25	85.0	508
Total:	189	19,105,155	100.0	8.93	84.2	603
Max: 18.25
Min: 12.24
Wgt Avg: 14.96

Minimum Rate (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
6.01 - 6.50	1	114,647	0.6	6.24	80.0	629
6.51 - 7.00	6	625,836	3.3	7.24	76.4	654
7.01 - 7.50	10	1,227,293	6.4	7.34	80.1	614
7.51 - 8.00	18	2,045,189	10.7	7.83	80.9	643
8.01 - 8.50	27	2,628,295	13.8	8.31	82.4	633
8.51 - 9.00	36	4,701,250	24.6	8.77	83.9	606
9.01 - 9.50	25	1,948,652	10.2	9.28	84.3	576
9.51 - 10.00	30	2,451,294	12.8	9.75	89.1	577
10.01 - 10.50	22	2,198,598	11.5	10.30	88.6	578
10.51 - 11.00	9	792,746	4.1	10.70	85.1	559
11.01 - 11.50	5	371,355	1.9	11.30	86.4	566
Total:	189	19,105,155	100.0	8.93	84.2	603
Max: 11.43
Min: 6.24 Wgt Avg: 8.92
Initial Periodic Cap (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
1.50	13	1,154,496	6.0	9.40	77.4	557
2.00	23	2,674,006	14.0	9.00	87.5	619
3.00	153	15,276,652	80.0	8.88	84.2	604
Total:	189	19,105,155	100.0	8.93	84.2	603
Wgt Avg: 2.77

Subsequent Periodic Cap (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
1.00	176	17,950,658	94.0	8.90	84.7	606
1.50	13	1,154,496	6.0	9.40	77.4	557
Total:	189	19,105,155	100.0	8.93	84.2	603
Wgt Avg: 1.03
Interest Only Period (Months)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA RICO
0	361	32,177,529	95.2	8.96	84.1	607
60	6	1,629,425	4.8	8.39	84.2	640
Total:	367	33,806,954	100.0	8.93	84.1	609